Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275552
PROSPECTUS
Up to 16,491,754 Shares of Common Stock
Warrants to Purchase up to 17,677,348 Shares of Common Stock
Up to 17,677,348 Shares of Common Stock Underlying Warrants

This prospectus relates to the resale from time to time by the selling securityholders described in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 16,491,754 shares of common stock, par value $0.0001 per share (“Common Stock”), of ESS Tech, Inc. (the “Company”, “we”, “us” or “our”) (the “Shares”), (ii) warrants to purchase up to 17,677,348 shares of Common Stock consisting of (a) a warrant to purchase up to 10,631,633 shares of Common Stock at an exercise price of $1.89 per share (the “Investment Warrant”), (b) a warrant to purchase up to 6,269,955 shares of Common Stock at an exercise price of $2.90 per share (the “IP Warrant”), and (c) a warrant to purchase up to 775,760 shares of Common Stock at an exercise price of $1.45 per share (the “Performance Warrant,” and together with the Investment Warrant and the IP Warrant, the “Warrants”), and (iii) up to 17,677,348 shares of Common Stock issuable upon exercise of the Warrants.
The Shares and Warrants were acquired by the Selling Securityholders in a private placement transaction on September 21, 2023. See “Prospectus Summary—Strategic Collaboration with Honeywell” for further details.
The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” beginning on page 11 of this prospectus.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted under an agreement between us and one of the Selling Securityholders. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders, but we will receive proceeds from the exercise of the Warrants, except to the extent that any Warrants are exercised on a “cashless basis.” We will pay the expenses associated with registering the sales by the Selling Securityholders other than any underwriting discounts and commissions, as described in more detail in the section titled “Use of Proceeds” appearing on page 6 of this prospectus.
Our Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “GWH”. On December 13, 2023, the last quoted sale price for our Common Stock as reported on NYSE was $1.21 per share. We have not listed, nor do we intend to list, the Warrants on any securities exchange or nationally recognized trading system. If the Selling Securityholders were to sell the Warrants, we would expect them to sell the Warrants at a price of not less than $0.09 per share of Common Stock issuable upon exercise of the Warrants.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY READ THE INFORMATION UNDER THE HEADINGS “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND “ITEM 1A – RISK FACTORS” OF OUR MOST RECENT REPORT ON FORM 10-K OR 10-Q THAT IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU INVEST IN OUR SECURITIES.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 14, 2023.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the Selling Securityholders. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus, but we will receive proceeds from the exercise of the Warrants, except to the extent that any Warrants are exercised on a “cashless basis.”
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless the context indicates otherwise, references to “ESS,” the “Company,” “we”, “us” and “our” refer to ESS Tech, Inc., a Delaware corporation, and its consolidated subsidiaries.
The ESS design logo and the ESS mark appearing in this prospectus are the property of ESS Tech, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and TM designations, as applicable, for the trademarks used in this prospectus.

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PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
Company Overview
We are a long-duration energy storage company specializing in iron flow battery technology. We design and produce long-duration batteries predominantly using earth-abundant materials that we believe can be cycled over 20,000 times without capacity fade. Because we designed our batteries to operate using an electrolyte of primarily salt, iron and water, they are non-toxic and substantially recyclable.
Our long-duration iron flow batteries are the product of nearly 50 years of scientific advancement. Our founders, Craig Evans and Dr. Julia Song, began advancing this technology in 2011 and formed ESS. Our team has significantly enhanced the technology, improved the round-trip efficiency and developed an innovative and patented solution to the hydroxide build-up problem that plagued previous researchers developing iron flow batteries. Our proprietary solution to eliminate the hydroxide formation is known as the Proton Pump, which works by utilizing hydrogen generated by side reactions on the negative electrode. The Proton Pump converts the hydrogen back into protons in the positive electrolyte. This process eliminates the hydroxide and stabilizes the electrolytes’ pH levels.
Our batteries provide flexibility to grid operators and energy assurance for commercial and industrial customers. Our technology addresses energy delivery, duration and cycle-life in a single battery platform that compares favorably to lithium-ion batteries, the most widely deployed alternative technology. Using our iron flow battery technology, we are developing several products, each of which is able to provide reliable, safe, long-duration energy storage. Our first energy storage product, the Energy Warehouse, is our “behind-the-meter” solution (referring to solutions that are located on the customer’s premises, behind the service demarcation with the utility) that offers energy storage ranging from four to twelve-hour duration. Our second, larger scale energy storage product, the Energy Center, is currently being designed for “front-of-the-meter” (referring to solutions that are located outside the customer’s premises, typically operated by the utility or by third-party providers who sell energy into the grid, often known as independent power producers) deployments specifically for utility and large commercial and industrial consumers. Our core battery components in the Energy Warehouse and the Energy Center also are under development for integration into third-party systems.
Strategic Collaboration With Honeywell
On September 21, 2023, we entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with Honeywell ACS Ventures LLC (“Honeywell Ventures”), a wholly-owned subsidiary of Honeywell International Inc. (“Honeywell”). Pursuant to the Purchase Agreement, Honeywell has invested $27.5 million in us and we issued 16,491,754 shares of Common Stock and the Investment Warrant, exercisable for up to 10,631,633 shares of Common Stock, to Honeywell Ventures. Pursuant to the Purchase Agreement and also as further consideration for the licensing by UOP LLC (“UOP”), an indirectly wholly-owned subsidiary of Honeywell, of certain intellectual property to us pursuant to a Patent License Agreement entered into by us with UOP, we issued the IP Warrant, exercisable for up to 6,269,955 shares of Common Stock, to UOP. The IP Warrant is currently held by Honeywell Ventures.
On September 21, 2023, we and UOP also entered into a Master Supply Agreement, pursuant to which UOP may purchase equipment supplied by us (the “Supply Agreement”). Pursuant to the Supply Agreement, we also agreed to issue additional warrants to purchase Common Stock to UOP, consisting of (i) the initial Performance Warrant, exercisable for up to 775,760 shares of Common Stock, and (ii) additional performance warrants. The initial Performance Warrant was issued in exchange for a pre-payment of equipment by UOP in the amount of $15 million and the additional performance warrants (not to exceed an aggregate value of $15 million based on target purchase amounts of up to $300 million by 2030) may be issued on an annual basis for the five-year period beginning in 2026, based on UOP’s purchase of additional equipment.
The Investment Warrant has an exercise price of $1.89, the IP Warrant has an exercise price of $2.90, the initial Performance Warrant has an exercise price of $1.45 and the additional performance warrants will have an exercise price equal to the volume-weighted average price of our Common Stock for the last fifteen (15) trading days of the relevant calendar year for which such performance warrant is being issued. Each Warrant will expire on September 21, 2028 and each additional performance warrant will have a five-year term from its respective date of issuance.
The shares of Common Stock issued to Honeywell Ventures pursuant to the Purchase Agreement, the Warrants and the underlying shares of Common Stock issuable upon exercise of such Warrants are being registered for resale hereunder, pursuant to the terms of a Registration Rights Agreement entered into by us and Honeywell Ventures concurrent with the Purchase Agreement (the “Registration Rights Agreement”).

Corporate Information
Our principal executive offices are located at 26440 SW Parkway Ave., Bldg. 83, Wilsonville, Oregon 97070, and our telephone number is (855) 423-9920.
Our investor relations website is located at https://investors.essinc.com/, our Company X account is located at https://twitter.com/ESS_info, and our corporate LinkedIn account is located at https://www.linkedin.com/company/energy-storage-systems/. The information on, or that can be accessed through, our website and the aforementioned X account and LinkedIn account is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus unless expressly noted. We may use our investor relations website and the aforementioned X account and LinkedIn account to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website and the aforementioned X account and LinkedIn account, in addition to following press releases, filings with the Securities and Exchange Commission (the “SEC”) and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under “SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.
Emerging Growth Company Status
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to continue to take advantage of the benefits of the extended transition period for as long as we remain an emerging growth company, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

THE OFFERING

Securities Offered by the Selling Securityholders:	(i) Up to 16,491,754 shares of Common Stock, (ii) Warrants to purchase up to 17,677,348 shares of Common Stock (consisting of the Investment Warrant to purchase up to 10,631,633 shares of Common Stock, the IP Warrant to purchase up to 6,269,955 shares of Common Stock, and the Performance Warrant to purchase up to 775,760 shares of Common Stock), and (iii) up to 17,677,348 shares of Common Stock issuable upon exercise of the Warrants.
Use of Proceeds:
We will not receive any proceeds from the sale of the securities offered by the Selling Securityholders, but we will receive the proceeds from the exercise of the Warrants if the Warrants are exercised for cash. See the section titled “Use of Proceeds” appearing on page 6 of this prospectus for more information.

Risk Factors:
See the section titled “Risk Factors” beginning on page 4 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

NYSE Symbol:	“GWH” for our Common Stock.

RISK FACTORS
An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks, uncertainties and assumptions discussed below as well as under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” of our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. For more information, see “Where You Can Find More Information” and “Incorporation by Reference.”
Risks Related to this Offering
Sales of substantial amounts of securities by the Selling Securityholders, or the perception that sales could occur, could adversely affect the price of our Common Stock.
On behalf of the Selling Securityholders, we are registering for resale (i) up to 16,491,754 shares of Common Stock, (ii) Warrants to purchase up to 17,677,348 shares of Common Stock and (iii) up to 17,677,348 shares of Common Stock issuable upon exercise of the Warrants. The sale by the Selling Securityholders of a significant number of shares of Common Stock or the Warrants could have a material adverse effect on the market price of our Common Stock. In addition, the perception in the public markets that the Selling Securityholders may sell all or a portion of their securities as a result of the registration of such securities for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Common Stock. We cannot predict the effect, if any, that market sales of the securities offered hereunder or the availability of those securities for sale will have on the market price of our Common Stock.
There is currently no established trading market for the Warrants and we do not expect that one will develop.
We do not intend to list the Warrants registered hereunder on the NYSE or any other securities exchange and there is currently no established trading market for the Warrants. We do not intend to make a market in the Warrants and do not expect that one will develop. Therefore, you may have to hold the Warrants you purchase in this offering until such time, if any, as you wish to exercise the Warrants or we redeem them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the securities hereunder. With respect to the registration of the securities offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.
Assuming the exercise of all Warrants for cash, we will receive an aggregate of approximately $39.4 million, but we will not receive any proceeds from the sale of the Common Stock issuable upon such exercise. However, the exercise price of the Investment Warrant is $1.89 per share, of the IP Warrant is $2.90 per share, and of the Performance Warrant is $1.45 per share, which exceeds $1.21, the closing price of our Common Stock on the NYSE on December 13, 2023. The likelihood that Warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $1.89, $1.45 and $2.90 per share, respectively, we believe Warrant holders will be unlikely to exercise their Warrants. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis”, which is permitted under certain circumstances described in the section titled “Description of Securities—Warrants,” we would not receive any proceeds from such exercise of the Warrants.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 16,491,754 shares of Common Stock, (ii) Warrants to purchase up to 17,677,348 shares of Common Stock (consisting of the Investment Warrant to purchase up to 10,631,633 shares of Common Stock, the IP Warrant to purchase up to 6,269,955 shares of Common Stock, and the Performance Warrant to purchase up to 775,760 shares of Common Stock), and (iii) up to 17,677,348 shares of Common Stock issuable upon exercise of the Warrants. The Selling Securityholders may from time to time offer and sell the Warrants and any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement.
When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees, lenders and others who later come to hold any of the Selling Securityholders’ interest in the securities in accordance with the terms of the Registration Rights Agreement.
The following table sets forth the names of the Selling Securityholders, the aggregate number of shares of Common Stock beneficially owned prior to the offering, the aggregate number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus, and the number of shares of Common Stock beneficially owned by, and percentage ownership of, the Selling Securityholders after the sale of the shares of Common Stock offered hereby. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act. We have based our calculation of the percentage of beneficial ownership on 173,007,592 shares of Common Stock outstanding as of September 30, 2023 and assumes the full exercise of the Warrants.
Under the terms of the Performance Warrant, a Selling Securityholder may not exercise the Performance Warrant to the extent such exercise would cause such Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 19.9% of the issued and outstanding shares of Common Stock following such exercise. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned includes the number of shares of Common Stock issuable upon exercise of the Performance Warrant with respect to which such determination is being made, but excludes the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Performance Warrant beneficially owned and (ii) exercise or conversion of the unexercised or nonconverted portion of any of our other securities beneficially owned that are subject to a limitation on conversion or exercise analogous to such beneficial ownership limitation; provided that such shares of Common Stock shall not be excluded for the purposes of such determination if the applicable rules of the relevant trading market require otherwise. Such beneficial ownership limitation does not apply in the event that (x) we obtain the approval of our stockholders as required by the applicable rules of the relevant trading market for issuances of shares of Common Stock in excess of such amount or otherwise under the applicable rules of the relevant trading market, which approval we would solicit, (y) we are not subject to rules of the relevant trading market limiting issuances of shares of Common Stock in excess of such amount or (z) the relevant trading market confirms in writing that stockholder approval is not otherwise required by the applicable rules of the relevant trading market. The number of shares of Common Stock below does not reflect this limitation.
The information set forth below is based on information provided by or on behalf of the Selling Securityholders prior to the date hereof. Information concerning the Selling Securityholders may change from time to time. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of the securities being offered hereunder. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. In addition, since the date on which the Selling Securityholders provided this information to us, such Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities. For purposes of this table, we have assumed that the Selling Securityholders will sell all of the shares of securities covered by this prospectus upon the completion of the offering. The Selling Securityholders are subject to the dribble out limitation described in the section titled “Plan of Distribution.”

Name of Selling Securityholder:	Securities Beneficially Owned Prior to the Offering			Securities Being Offered		Securities Beneficially Owned After the Offering
	Shares	Warrants	%	Shares	Warrants	Shares	Warrants	%
Entities affiliated with Honeywell International Inc.(1)	34,169,102	17,677,348	17.9%	34,169,102	17,677,348	—	—	—
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(1)    Based on the Schedule 13G filed by Honeywell on September 25, 2023. Consists of (i) 16,491,754 shares of Common Stock held by Honeywell Ventures, (ii) Warrants exercisable within 60 days of September 30, 2023 for up to 17,677,348 shares of Common Stock (consisting of the Investment Warrant to purchase up to 10,631,633 shares of Common Stock held by Honeywell Ventures, the IP Warrant to purchase up to 6,269,955 shares of Common Stock issued to UOP and currently held by Honeywell Ventures, and the Performance Warrant to purchase up to 775,760 shares of Common Stock held by UOP) and (iii) up to 17,677,348 shares of Common Stock issuable upon exercise of the Warrants. The Selling Securityholders may elect to sell either (a) the Warrants in full or in part or (b) the underlying shares of Common Stock issuable upon exercise of the Warrants. The address of the Selling Securityholders is c/o Honeywell International Inc., 855 S. Mint Street, Charlotte, NC 28202.
Certain Relationships and Related Party Transactions
As discussed in greater detail above under the section “Prospectus Summary—Strategic Collaboration with Honeywell,” on September 21, 2023, we entered into the Purchase Agreement with Honeywell Ventures pursuant to which we issued the Shares and Investment Warrant in a private placement. Pursuant to the Purchase Agreement and as further consideration for the Patent Licensing Agreement with UOP, we issued the IP Warrant to UOP. Also on September 21, 2023, we entered into the Supply Agreement with UOP pursuant to which we issued the Performance Warrant. The Shares issued to Honeywell Ventures pursuant to the Purchase Agreement, the Warrants and the underlying shares of Common Stock issuable upon exercise of such Warrants are being registered for resale hereunder, pursuant to the terms of the Registration Rights Agreement. See “Description of Securities to be Registered—Registration Rights” for additional details.
Except as discussed in this prospectus, none of the Selling Securityholders or any persons having control over such Selling Securityholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

DESCRIPTION OF SECURITIES TO BE REGISTERED
The following description of our Common Stock and Warrants and certain provisions of our certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the certificate of incorporation, the amended and restated bylaws and the Warrants. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.
Common Stock
Under our certificate of incorporation, our board of directors is authorized, without stockholder approval, except as required by the listing standards of the NYSE, to issue up to 2,000,000,000 shares of Common Stock.
The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, subject to the rights of holders of any preferred stock outstanding at the time, where a quorum is present at a meeting of stockholders, directors are elected by plurality vote. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive ratably any dividends declared by the board of directors out of assets legally available. Upon the liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.
Warrants
The Investment Warrant entitles the holder thereof to purchase 10,631,633 shares of Common Stock, the IP Warrant entitles the holder thereof to purchase 6,269,955 shares of Common Stock, and the Performance Warrant entitles the holder thereof to purchase 775,760 shares of Common Stock. The Investment Warrant has an exercise price of $1.89 per share, the IP Warrant has an exercise price of $2.90 per share and the Performance Warrant has an exercise price of $1.45 per share. The number and kind of shares purchasable under the Warrants and the exercise prices therefor are subject to adjustment from time to time, in the event of merger or reorganization, reclassification, or subdivisions and combinations.
Each Warrant also contains a “cashless exercise” option which, in the event that (1) there is no effective registration statement allowing for the resale of the Warrants and the issuance and resale of the underlying shares issuable upon exercise thereof or (2) the Warrant is being exercised in connection with a transaction or series of related transactions described below, the holder may exercise the right to credit the exercise price against the fair market value of the underlying shares issuable upon exercise thereof on the date of exercise.
Each of the Warrants is exercisable until the earlier of (a) 5:00 p.m., Pacific time, on September 21, 2028, or (b) upon the consummation of an acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Company’s jurisdiction of incorporation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent), all Warrants at the closing of such acquisition (A) with an exercise price below the price per share to be received by holders of the Company’s Common Stock in such transaction or series of related transactions shall terminate, and (B) with an exercise price equal to or greater than the price per share to be received by holders of the Company’s Common Stock in such transaction or series of related transactions shall be (i) exercised on a cashless basis, or (ii) in the event that the holders of the Company’s Common Stock receive cash or non-cash consideration in such transaction, be deemed automatically terminated without any further action required by any party, and the holder of such terminated Warrants shall thereafter have the right, with respect to each share for which the Warrants were exercisable immediately prior to such event, to receive an amount equal to (x) the same consideration payable in respect of one share of the Company’s Common Stock in such transaction minus (y) the applicable exercise price, subject to the holder entering into any agreements and delivering certificates and instruments requested by the Company and consistent with the agreements being entered into and the certificates being delivered by all other holders of Common stock, if any.

Registration Rights
On September 21, 2023, we and Honeywell Ventures entered into the Registration Rights Agreement, pursuant to which we are obligated to use our commercially reasonable efforts to file a registration statement with the SEC, of which this prospectus forms a part, for the resale of the shares of Common Stock, the Warrants and the shares of Common Stock underlying the Warrants issued and issuable to Honeywell Ventures and UOP under the Purchase Agreement and Supply Agreement.
If we propose to register the offer and sale of equity securities, or securities convertible into equity securities, the holder of the registration rights can request that we include their registrable securities in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.
The registration rights terminate upon the date as of which all of the registrable securities have been sold pursuant to a registration statement or are permitted to be sold under Rule 144 or any similar provision under the Securities Act.
The Registration Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the Selling Securityholders in the event of material misstatements or omissions in the registration statement attributable to us, and the Selling Securityholders are obligated to indemnify us for material misstatements or omissions attributable to them.
Transfer Agent
The transfer agent for the Common Stock is Computershare Inc. The transfer agent’s address is 150 Royall Street, Canton, MA 02021 and its telephone number is (206) 406-5789.

PLAN OF DISTRIBUTION
We are registering (i) up to 16,491,754 shares of Common Stock, (ii) Warrants to purchase up to 17,677,348 shares of Common Stock (consisting of the Investment Warrant to purchase up to 10,631,633 shares of Common Stock, the IP Warrant to purchase up to 6,269,955 shares of Common Stock, and the Performance Warrant to purchase up to 775,760 shares of Common Stock), and (iii) up to 17,677,348 shares of Common Stock issuable upon exercise of the Warrants, for resale by the Selling Securityholders. As used herein, references to “Selling Securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Common Stock or interests in the securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.
We will not receive any of the proceeds of the sale of the securities offered by this prospectus. The aggregate proceeds to the Selling Securityholders from the sale of the securities will be the purchase price of the securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of securities to be made directly or through agents.
The securities offered by this prospectus may be sold from time to time to purchasers:
•directly by the Selling Securityholders;
•through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the securities; or
•through a combination of any of these methods of sale.
Any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the Selling Securityholders.
The securities may be sold in one or more transactions at:
•fixed prices;
•prevailing market prices at the time of sale;
•prices related to such prevailing market prices;
•varying prices determined at the time of sale; or
•negotiated prices.
These sales may be effected in one or more transactions:
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options or other hedging transactions, whether through an options exchange or otherwise;
•in distributions to members, limited partners or stockholders of Selling Securityholders;
•any other method permitted by applicable law;
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the NYSE;

•in the over-the-counter market;
•in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•any other method permitted by applicable law; or
•through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information, and we may file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
Pursuant to the Purchase Agreement, the Selling Securityholders may not in any month sell, transfer or assign, through the facilities of any exchange or quotation system on which our Common Stock is then listed or quoted, the Common Stock being offered hereunder to another person if the aggregate number of shares so sold, transferred or assigned in such month would exceed 3% of the shares of the Company then outstanding, and in any seven-day period, shall not sell, transfer or assign, through the facilities of any exchange or quotation system on which the Common Stock is then listed or quoted, the Common Stock being offered hereunder to another person if the aggregate number of shares so sold, transferred or assigned in such seven-day period would exceed 1% of the shares of the Company then outstanding. The foregoing restrictions do not apply a block sale (as defined pursuant to Rule 10b-18(a)(5) under the Exchange Act), the transfer of shares to an affiliate of the Selling Securityholders or any sale of the shares by the Selling Securityholders pursuant to an underwritten offering. The Selling Securityholders have also reserved the right to sell, transfer or assign in any manner, any securities held or deemed beneficially owned by the Selling Securityholders, in excess of 20% of the outstanding shares of Common Stock of the Company.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the securities pursuant to the distribution through a registration statement.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the securities to its members, partners or shareholders pursuant to this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the securities pursuant to the distribution through this prospectus.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

LEGAL MATTERS
The validity of the Common Stock and Warrants being offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed on for us, or any underwriters, dealers or agents by counsel we may name in a prospectus supplement.
EXPERTS
The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://essinc.com/. Information contained on or accessible through our website is not a part of this prospectus supplement and is not incorporated by reference herein, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.
This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:
•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 2, 2023;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 10, 2023, August 9, 2023 and November 14, 2023, respectively;
•the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K, filed with the SEC on April 7, 2023, as supplemented on May 3, 2023;
•our Current Reports on Form 8-K filed on April 14, 2023, May 3, 2023, May 22, 2023, August 29, 2023 and September 25, 2023; and
•the description of our Common Stock filed as exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 2, 2023, including any amendment or report filed for the purpose of updating such description.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
ESS Tech, Inc.
26440 SW Parkway Ave., Bldg. 83
Wilsonville, Oregon 97070
Attn: Investor Relations
(855) 423-9920
You may also access these documents on our website, www.essinc.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
You should rely only on information contained in, or incorporated by reference into, this prospectus. We and the Selling Securityholder have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We and the Selling Securityholder are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Up to 16,491,754 Shares of Common Stock
Warrants to Purchase up to 17,677,348 Shares of Common Stock
Up to 17,677,348 Shares of Common Stock Underlying Warrants

PROSPECTUS
December 14, 2023